EXHIBIT 95

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:
Our subsidiary MOR PPM, Inc. (“PPM”) was issued one significant and substantial (“S&S”) citation by the U.S. Mine Safety and Health Administration (“MSHA”) related to work PPM performed at the Smart Sand, Inc. mine in Monroe County, Wisconsin. MSHA also assessed civil penalties totaling $3,037 for citations issued in relation to work performed by PPM at the Smart Sand, Inc. mine. PPM has no other disclosures to report under section 1503 for the period covered by this report.